Exhibit (h)(2)(iii)

AMENDMENT TO
MASTER SERVICES AGREEMENT

This Amendment, dated as of October 19, 2009 (the “Amendment”), amends the Master Services Agreement between Citi Fund Services Ohio, Inc., an Ohio corporation (“Citi”), HSBC Investor Portfolios, HSBC Investor Funds and HSBC Advisor Funds Trust (each, the “Trust”), dated April 1, 2003 and amended and restated on January 1, 2009 (as amended and in effect as of the date hereof, the “Agreement”). All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

WHEREAS, each Trust (excluding HSBC Investor Portfolios) has requested that Citi provide to the Trust certain Blue Sky Exemption Services;

WHEREAS, Citi has agreed to provide such services on the terms and conditions set forth below;

NOW THEREFORE, Citi and the Trusts, in exchange for good and valuable consideration, the receipt and sufficiency of which is acknowledged by the parties, agree as follows:

1. Amendment.

Schedule D of the Agreement is hereby amended by the addition of the following service to such Schedule:

“Administration Services

Blue Sky Exemption Services

A. Sales to Existing Shareholders Exemption Service.

(i) Identify the Funds that qualify for exemptions from the obligation to pay registration fees under one or more states’ securities laws in connection with purchases of Fund shares by existing shareholders (the “Existing Exemption”), and avail such Funds of the Existing Exemptions in states where the applicable state securities law registration fees are based on sales of fund shares.

(ii) Review the Prospectus once a year to determine whether the Funds relying on Existing Exemption remain in compliance with the terms of the Existing Exemption in each state in which such Funds so rely, and test the data to ensure that the transfer agent is properly executing the Existing Exemption. If it is determined that a Fund no longer complies with the Existing Exemption in a state, Citi will ensure that subsequent sales reporting to the state in question is modified accordingly.

B. Institutional Exemption Service.

(i) Review and research shareholder records using social codes in order to identify shareholders of the Funds (i) engaging in activities incurring state securities law registration fees in states in which there is no cap for such fees and (ii) who may be of the type who qualify for exemptions on the part of the Funds from the obligation to pay such registration fees under one or more states’ securities laws (the “Institutional Exemption”). The Trust shall assist with the review to determine whether shareholders comply with all conditions of applicable state Institutional Exemptions.

(ii) The Institutional Exemption will be availed of in a state without a cap on state securities law registration fees only if the applicable Fund would incur registration fees in that state that are in excess of the minimum registration fee in the state.

C. Eligible Funds. The Blue Sky Exemption Services shall be applied only to the Funds identified to be eligible for such services by Citi. Initially such services shall apply only to the HSBC Advisor Funds Trust and the HSBC Investor Funds, as listed on Schedule A to the Agreement.

D. Uncontrollable Events; Limitation of Liability. Citi shall use commercially reasonable efforts to perform the Blue Sky Exemption Services described above but Citi cannot guarantee that it will identify and avail the eligible Funds of every available exemption in every state. Citi’s aggregate liability arising out of or related to the Blue Sky Exemption Services is limited to the amount of fees that Citi receives with respect to such services during the twenty-four (24) months prior to the first claim related to such services arises.”

2. Representations and Warranties.

(a) Each Trust represents (i) that it has full power and authority to enter into and perform this Amendment, (ii) that this Amendment, and all information relating thereto has been presented to and reviewed by the Board of Trustees of the Trust (the “Board”), and (iii) that the Board has approved this Amendment.

(b) Citi represents that it has full power and authority to enter into and perform this Amendment.

3. Miscellaneous.

(a) This Amendment supplements and amends the Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment.

(b) Each reference to the Agreement in the Agreement (as it existed prior to this Amendment) and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to the Agreement as amended by this Amendment. Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect. No amendment or modification to this Amendment shall be valid unless made in writing and executed by both parties hereto.

(c) Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.

(d) This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

CITI FUND SERVICES OHIO, INC.		HSBC ADVISOR FUNDS TRUST

By:	/s/ Fred Naddaff	By:	/s/ Richard A. Fabietti

Name:	Fred Nadaff	Name:	Richard A. Fabietti

Title:	President	Title:	President

HSBC INVESTOR PORTFOLIOS		HSBC INVESTOR FUNDS

By:	/s/ Richard A. Fabietti	By:	/s/ Richard A. Fabietti

Name:	Richard A. Fabietti	Name:	Richard A. Fabietti

Title:	President	Title:	President